Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
5995 Plaza Drive in Cypress, Calif.

SANTA ANA, Calif. (June 2, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of 5995 Plaza Drive, a five-story Class A office building located in Cypress, Calif.

Completed in 1986, 5995 Plaza Drive consists of approximately 104,000 square feet of gross leaseable area and is situated on nearly five acres of land. The building is leased to United HealthCare Services, Inc., a provider of network-based health and well-being services for mid-sized and small employers, as well as individuals and families.

“5995 Plaza Drive is leased to a strong tenant in the thriving U.S. healthcare sector,” said Danny Prosky, Executive Vice President of Acquisitions, Grubb & Ellis Healthcare REIT.  “We believe healthcare spending is the largest component of America’s gross domestic product and that it will continue to grow annually. Designed to capitalize on this trend, our attractive REIT portfolio is further strengthened by the acquisition of this property.”

5995 Plaza Drive includes a dual-entrance parking lot containing 445 spaces for visitors and tenants. Located within close proximity to Interstates 405, 605 and Highway 22, the property is highly accessible from two major thoroughfares in the area, Katella Avenue and Valley View Street. 5995 Plaza Drive is surrounded by various retail outlets and hotels, including Best Western, CitiFinancial and Albertson’s.

5995 Plaza Drive was acquired from an unaffiliated institutional investor. Grubb & Ellis Healthcare REIT financed the acquisition through utilization of its line of credit and from funds raised through its initial public offering.

As of May 16, 2008, Grubb & Ellis Healthcare REIT has sold approximately 32.8 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $328 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent annum and as of May 29, 2008, has made 29 geographically-diverse acquisitions valued at approximately $560 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth of the healthcare industry and the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services; the strengths and financial condition of United HealthCare Services, Inc.; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.